Exhibit 99

TITAN RECENT DEVELOPMENTS

QUINCY, Ill. - January 22, 2007 -  Titan International, Inc. (NYSE: TWI) announced earlier today it filed a registration statement relating to its senior convertible notes due 2009. Prior to this announcement, on December 28, 2006, Titan completed a $200 million senior unsecured five-year bond that allowed Titan to pay off its revolving credit facility.

In the past year, Titan acquired Goodyear’s North American farm tire assets (Goodyear) and Continental Tire North America’s off-the-road (OTR) earthmover tire assets (Continental). Titan spent approximately $153 million on these combined acquisitions. The 2005 revenue of Goodyear’s farm tire business was over $200 million and Continental’s Bryan OTR business was over $100 million. With these two businesses, Titan has climbed to the top of the specialty tire, wheel and assembly business in North America.

When compared with 2005, the 2006 farm business will be down at least $75 million. However, the purchase of Continental’s Bryan OTR business will compensate for some of agriculture’s shortfall in 2006. In October 2006, Titan determined that its Freeport, Illinois, facility has the basic equipment to produce OTR tires up to 35 inches. This means that Titan can expand capacity by adding building drums and molds and implementing modifications. The company’s goal is to implement these changes in fourth quarter 2006 and the first part of 2007. A steel radial 17.5R-25 is in production now and production on another size is expected within two weeks. Titan believes that the Freeport plant can produce in excess of $60 million in OTR tires in 2007.

Due to capacity constraints at Titan’s Bryan, Ohio, OTR tire facility, the company is adding OTR tire capacity at its Freeport, Illinois, and Des Moines, Iowa, tire facilities. Titan is aligning synergies, which includes retooling, retraining personnel and movement of equipment at the Bryan, Freeport and Des Moines facilities. This may cause the company’s gross margin to be negative for the fourth quarter of 2006 as labor costs that are normally dedicated to making products were instead used for retooling, retraining and movement of equipment.

“Last fall, Titan set 2007 management sales goals at $800-825 million for the year, and we still believe this is an achievable objective,” said Titan Chairman and CEO Maurice M. Taylor. “We have already seen strong demand for January and February. If this continues, 2007 will be Titan’s best year ever.”

“Titan is the only company in the world manufacturing OTR and farm tires and wheels,” said Taylor. “If you look at the equipment used by mining companies, construction firms or farmers, you will see that they have been neglected when it comes to new wheel and tire designs for their equipment. An old John Wayne movie shows a construction loader with 25-inch wheels and now, 62 years later, the same 25-inch wheel is still used. Now Titan can improve equipment performance with custom engineered wheel and tire assemblies in this OTR market.”

“We have stayed focused on our mission to grow our business and to be the best in the world in supplying engineered products to the agricultural, earthmoving, construction, mining and specialty markets.”

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489